ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-277211

Dated September 16, 2026

HSBC USA Inc. Trigger Autocallable Contingent Yield Notes

$          Notes Linked to the common stock of Palo Alto Networks, Inc. due on or about September 28, 2028

Investment Description

These Trigger Autocallable Contingent Yield Notes (the ‘‘Notes’’) are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”) with returns linked to the common stock of Palo Alto Networks, Inc. (the “Reference Stock”). The Notes will rank equally with all of our other unsecured and unsubordinated debt obligations. HSBC will pay a quarterly Contingent Coupon if the Official Closing Price of the Reference Stock on the applicable Coupon Observation Date (including the Final Valuation Date) is equal to or greater than the Coupon Barrier. Otherwise, no coupon will be paid for the quarter. HSBC will automatically call the Notes if the Official Closing Price of the Reference Stock on any quarterly Call Observation Date, commencing on December 23, 2026, is equal to or greater than the Initial Price. If the Notes are called, HSBC will pay you the Principal Amount of your Notes plus the Contingent Coupon for the applicable quarter, and no further amounts will be owed to you under the Notes. If the Notes are not called prior to maturity and the Final Price is equal to or greater than the Downside Threshold, HSBC will pay you a cash payment at maturity equal to the Principal Amount of your Notes plus the final Contingent Coupon. If the Notes are not called prior to maturity and the Final Price is less than the Downside Threshold, HSBC will pay you less than the full Principal Amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the Reference Stock over the term of the Notes, and you may lose up to 100% of your Principal Amount.

Investing in the Notes involves significant risks. HSBC may not pay any Contingent Coupons on the Notes. You may lose some or all of your Principal Amount. You will be exposed to the market risk of the Reference Stock on each Coupon Observation Date. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑ Contingent Coupon: HSBC will pay a quarterly Contingent Coupon payment if the Official Closing Price of the Reference Stock on the applicable Coupon Observation Date is equal to or greater than the Coupon Barrier. Otherwise, no coupon will be paid for the quarter.

❑ Automatically Callable: HSBC will automatically call the Notes and pay you the Principal Amount of your Notes plus the Contingent Coupon otherwise due for that applicable quarter if the Official Closing Price of the Reference Stock on any quarterly Call Observation Date, commencing on December 23, 2026, is equal to or greater than the Initial Price. If the Notes are not called, investors will potentially lose a portion of their Principal Amount at maturity.

❑ Contingent Repayment of Principal Amount at Maturity: If the Notes have not been previously called and the Final Price of the Reference Stock is not less than the Downside Threshold on the Final Valuation Date, HSBC will pay you the Principal Amount per Note at maturity plus the final Contingent Coupon. If the Final Price of the Reference Stock on the Final Valuation Date is less than the Downside Threshold, HSBC will pay a cash amount that is less than the Principal Amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the Official Closing Price of the Reference Stock from the Trade Date to the Final Valuation Date. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of HSBC.

Key Dates(1)

Trade Date	September 23, 2026
Settlement Date	September 28, 2026
Coupon Observation Dates(2)	Quarterly, commencing on December 23, 2026
Final Valuation Date(2)	September 25, 2028
Maturity Date(2)	September 28, 2028

(1) Expected (2) See page 4 for additional details

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE TERMS OF THE NOTES MAY NOT OBLIGATE HSBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES. THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE REFERENCE STOCK, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF THE PRINCIPAL AMOUNT AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF HSBC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 7 AND THE MORE DETAILED ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-1 OF THE ACCOMPANYING STOCK-LINKED UNDERLYING SUPPLEMENT AND BEGINNING ON PAGE S-1 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES.

Note Offering
The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. The final terms of the Notes will be determined on the Trade Date.

Reference Stock	Contingent Coupon Rate	Initial Price	Downside Threshold	Coupon Barrier	CUSIP	ISIN
The common stock of Palo Alto Networks, Inc. (“PANW”)	15.00% to 16.65% per annum	•	50% of the Initial Price	50% of the Initial Price	403944333	US4039443332

See “Additional Information about HSBC USA Inc. and the Notes” on page 2. The Notes offered will have the terms specified in the accompanying prospectus dated February 21, 2024, the accompanying prospectus supplement dated February 21, 2024, the accompanying stock-linked underlying supplement dated February 21, 2024 and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or stock-linked underlying supplement. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Notes will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC USA Inc., will purchase the Notes from HSBC USA Inc. for distribution to UBS Financial Services Inc., acting as agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 14 hereof for a description of the distribution arrangement.

The Estimated Initial Value of the Notes on the Trade Date is expected to be between $9.325 and $9.825 per Note, which is expected to be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page 4 and “Key Risks” beginning on page 7 of this document for additional information.

	Price to Public		Underwriting Discount(1)		Proceeds to Us
Notes Linked to:	Total	Per Note	Total	Per Note	Total	Per Note
The common stock of Palo Alto Networks, Inc.	•	$10.00	•	$0.15	•	$9.85

(1) See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 14 hereof.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

UBS Financial Services Inc.	HSBC Securities (USA) Inc

Additional Information About HSBC USA Inc. and the Notes

This document relates to the offering of Notes identified on the cover page. As a purchaser of a Note, you will acquire a senior unsecured debt instrument linked to the Reference Stock. Although the offering of Notes relates to the Reference Stock, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the Reference Stock, or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 21, 2024, the prospectus supplement dated February 21, 2024 and the stock-linked underlying supplement dated February 21, 2024. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying stock-linked underlying supplement, prospectus supplement or prospectus, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” beginning on page S-1 of the stock-linked underlying supplement and beginning on page S-1 of the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. You are urged to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

HSBC USA Inc. has filed a registration statement (including the stock-linked underlying supplement, prospectus and prospectus supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the stock-linked underlying supplement, prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the stock-linked underlying supplement, prospectus and prospectus supplement if you request them by calling (212) 525-8010.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Stock-linked underlying supplement dated February 21, 2024:
https://www.sec.gov/Archives/edgar/data/83246/000110465924025892/tm244959d5_424b2.htm

♦	Prospectus supplement dated February 21, 2024:
https://www.sec.gov/Archives/edgar/data/83246/000110465924025878/tm244959d1_424b2.htm

♦	Prospectus dated February 21, 2024:
https://www.sec.gov/Archives/edgar/data/83246/000110465924025864/tm244959d13_424b3.htm

As used herein, references to the “Issuer,” “HSBC,” “we,” “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated February 21, 2024, references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated February 21, 2024 and references to the “stock-linked underlying supplement” mean the stock-linked underlying supplement dated February 21, 2024.

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You believe the price of the Reference Stock will be equal to or greater than the Coupon Barrier on most or all of the Coupon Observation Dates and equal to or greater than the Downside Threshold on the Final Valuation Date.

♦	You are willing to make an investment where you could lose some or all of your initial investment and are willing to make an investment that may have the same downside market risk as the Reference Stock.

♦	You understand and accept that you will not participate in any appreciation in the price of the Reference Stock, and your potential return is limited to the Contingent Coupon payments.

♦	You are willing to invest in the Notes based on the Coupon Barrier and Downside Threshold indicated on the cover hereof.

♦	You are willing to hold Notes that may be automatically called on any Call Observation Date, commencing on December 23, 2026, on which the Official Closing Price of the Reference Stock is equal to or greater than the Initial Price, or you are otherwise willing to hold the Notes to maturity and do not seek an investment for which there is an active secondary market.

♦	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

♦	You are willing to forgo dividends paid on the Reference Stock and do not seek guaranteed current income from your investment.

♦	You are willing to assume the credit risk associated with HSBC, as Issuer of the Notes, and understand that if HSBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You believe that the price of the Reference Stock will decline during the term of the Notes and is likely to close below the Coupon Barrier on most or all of the Coupon Observation Dates and below the Downside Threshold on the Final Valuation Date.

♦	You are not willing to make an investment in which you could lose some or all of your initial investment and you are not willing to make an investment that may have the same downside market risk as the Reference Stock.

♦	You seek an investment that participates in the appreciation in the price of the Reference Stock or that has unlimited return potential.

♦	You are unwilling to invest in the Notes based on the Coupon Barrier and Downside Threshold indicated on the cover hereof.

♦	You are unable or unwilling to hold securities that will be automatically called on any Call Observation Date, commencing on December 23, 2026, on which the Official Closing Price of the Reference Stock is equal to or greater than the Initial Price, or you are otherwise unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

♦	You prefer to receive the dividends paid on the Reference Stock and seek guaranteed current income from your investment.

♦	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes, for any payments on the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. For more information about the Reference Stock, see “Information About the Reference Stock” in this document and the accompanying Stock-Linked Underlying Supplement, as applicable. You should also review carefully the "Key Risks" herein and the more detailed “Risk Factors” beginning on page S-1 of the Stock-Linked Underlying Supplement and beginning on page S-1 of the accompanying prospectus supplement.

Indicative Terms
Issuer	HSBC USA Inc. (“HSBC”)
Principal Amount	$10 per Note (subject to a minimum investment of $1,000).
Term	2 years, unless earlier called
Trade Date(1)	September 23, 2026
Settlement Date (1)	September 28, 2026
Final Valuation Date(1)	September 25, 2028
Maturity Date(1)	September 28, 2028
Reference Stock	The common stock of Palo Alto Networks, Inc. (Ticker: “PANW”)
Automatic Call Feature

The Notes will be automatically called if the Official Closing Price of the Reference Stock on any quarterly Call Observation Date, commencing on December 23, 2026, is equal to or greater than the Initial Price. Each Coupon Observation Date on and after December 23, 2026 will also be a Call Observation Date.

If the Notes are called, HSBC will pay you on the applicable Coupon Payment Date (which will also be the “Call Settlement Date”) a cash payment per Note equal to your Principal Amount plus the Contingent Coupon otherwise due on that date. No further amounts will be owed to you under the Notes.

Coupon Payment Dates	Two business days following the applicable Coupon Observation Date, except that as to the final Coupon Observation Date, the Coupon Payment Date will be the Maturity Date. The expected Coupon Observation Dates and Coupon Payment Dates are set forth in the table below.
Contingent Coupon Rate	15.00% - 16.65% per annum (to be determined on the Trade Date)
Contingent Coupon

If the Official Closing Price of the Reference Stock is equal to or greater than the Coupon Barrier on any Coupon Observation Date, HSBC will pay you the Contingent Coupon applicable to that Coupon Observation Date.

If the Official Closing Price of the Reference Stock is less than the Coupon Barrier on any Coupon Observation Date, the Contingent Coupon applicable to that Coupon Observation Date will not accrue or be payable and HSBC will not make any payment to you on the relevant Coupon Payment Date.

The Contingent Coupon will be between $0.375 and $0.41625 per quarter per Note (to be determined on the Trade Date). The following table sets forth the expected Coupon Observation Dates and Coupon Payment Dates.

Expected Coupon Observation Dates (1)	Coupon Payment Dates (2)
December 23, 2026	December 29, 2026
March 23, 2027	March 25, 2027
June 23, 2027	June 25, 2027
September 23, 2027	September 27, 2027
December 23, 2027	December 30, 2027
March 23, 2028	March 27, 2028
June 23, 2028	June 27, 2028
September 25, 2028	September 28, 2028

Contingent Coupon payments on the Notes are not guaranteed. HSBC will not pay you the Contingent Coupon for any Coupon Observation Date on which the Official Closing Price of the Reference Stock is less than the Coupon Barrier.
Payment at Maturity (per $10.00 Note)

If the Notes are not called, you will receive a payment on the Maturity Date calculated as follows:

If the Final Price is equal to or greater than the Downside Threshold, HSBC will pay you a cash payment on the Maturity Date equal to $10 per $10 Principal Amount of Notes plus the final Contingent Coupon, if any.[3]

If the Final Price is less than the Downside Threshold, HSBC will pay you a cash payment on the Maturity Date that is less than the Principal Amount, equal to:

$10 × (1 + Reference Stock Return).

In this case, you will have a loss of principal that is proportionate to the decline in the Final Price as compared to the Initial Price and you will lose some or all of your Principal Amount.

Reference Stock Return	Final Price - Initial Price Initial Price
Downside Threshold	50.00% of the Initial Price.
Coupon Barrier	50.00% of the Initial Price.
Initial Price	The Official Closing Price on the Trade Date.
Final Price	The Official Closing Price on the Final Valuation Date.
Calculation Agent	HSBC USA Inc. or one of its affiliates.
Estimated Initial Value	The Estimated Initial Value of the Notes is expected to be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Trade Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Key Risks — The Estimated Initial Value of the Notes, Which Is Expected to Be Determined by Us on the Trade Date, Is Expected to Be Less Than the Price to Public and May Differ from the Market Value of the Notes in the Secondary Market, if Any.”

(1) Expected. In the event HSBC makes any changes to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Notes remains the same and the Coupon Observation Dates and Call Observation Dates may be adjusted in a similar manner. Each Coupon Observation Date, Call

Observation Date and Coupon Payment Date is subject to postponement in the event of a Market Disruption Event or non-trading day, as described under “Additional Terms of the Notes—Valuation Dates” and “—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying stock-linked underlying supplement. Each Coupon Observation Date on and after December 23, 2026 will also be a Call Observation Date.

(2) Contingent Coupons will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Coupon Payment Date, provided that the Contingent Coupon payable upon Automatic Call or at maturity, as applicable, will be payable to the person to whom the principal amount upon Automatic Call or the Payment at Maturity, is payable. Commencing on December 29, 2026, these Coupon Payment Dates are also Call Settlement Dates if the Notes are automatically called on the related Call Observation Date.

(3) Contingent repayment of principal is dependent on the ability of HSBC USA Inc. to satisfy its obligations when they come due.

Investment Timeline

The Initial Price is observed and the terms of the Notes are determined.

If the Official Closing Price of the Reference Stock is equal to or greater than the Coupon Barrier on any Coupon Observation Date, HSBC will pay you a Contingent Coupon on the applicable Coupon Payment Date.

The Notes will automatically be called if the Official Closing Price of the Reference Stock on any Call Observation Date, commencing on December 23, 2026, is equal to or greater than the Initial Price.

If the Notes are called, HSBC will pay you a cash payment per Note equal to $10.00 plus the Contingent Coupon otherwise due on that date.

The Final Price and Reference Stock Return of the Reference Stock are determined on the Final Valuation Date.

If the Notes have not been called and the Final Price is equal to or greater than the Downside Threshold, HSBC will repay the Principal Amount equal to $10.00 per Note, plus the final Contingent Coupon, if any.

If the Notes have not been called and the Final Price is below the Downside Threshold, HSBC will pay you a cash payment at maturity that will be less than the Principal Amount, if anything, resulting in a loss of principal proportionate to the decline of the Reference Stock, equal to a return of:

$10 × (1 + Reference Stock Return) per Note

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF HSBC. IF HSBC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

You will be exposed to the market risk of the Reference Stock on each Coupon Observation Date. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here. However, HSBC urges you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the accompanying stock-linked underlying supplement and the accompanying prospectus supplement. HSBC also urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

Risks Relating to the Structure or Features of the Notes

♦	Risk of Loss at Maturity — The Notes differ from ordinary debt securities in that HSBC will not necessarily pay the full Principal Amount of the Notes. If the Notes are not called, HSBC will only pay you the Principal Amount of your Notes in cash if the Final Price is greater than or equal to the Downside Threshold, and will only make that payment at maturity. If the Notes are not called and the Final Price is less than the Downside Threshold, you will lose some or all of your initial investment in an amount proportionate to the decline in the Final Price from the Initial Price. You may lose some or all of your Principal Amount at maturity.

♦	The Contingent Repayment of Principal Applies at Maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the Reference Stock at that time is above the Downside Threshold.

♦	Higher Contingent Coupons or Lower Downside Thresholds Are Generally Associated with an Reference Stock with Greater Expected Volatility and Therefore Can Indicate a Greater Risk of Loss — "Volatility" refers to the frequency and magnitude of changes in the price of an Reference Stock. The greater the expected volatility with respect to an Reference Stock on the Trade Date, the higher the expectation as of the Trade Date that the Reference Stock could close below the Coupon Barrier on a Coupon Observation Date, resulting in no Contingent Coupon being paid on the related Coupon Payment Date, or below the Downside Threshold on the Final Valuation Date, resulting in the loss of some or all of your investment. This greater expected risk will generally be reflected in a higher Contingent Coupon than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Downside Threshold or a higher Contingent Coupon) than for similar securities linked to the performance of an Reference Stock with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Contingent Coupon may indicate an increased risk of loss. Further, a relatively lower Downside Threshold may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of an Reference Stock can change significantly over the term of the Notes. The price of the Reference Stock for your Notes could fall sharply, which could result in a significant loss of principal, and the non-payment of one or more Contingent Coupons. You should be willing to accept the downside market risk of the Reference Stock and the potential to lose some or all of your principal at maturity.

♦	Limited Return on the Notes — The return potential of the Notes is limited to the Contingent Coupon Rate regardless of any appreciation of the Reference Stock. In addition, your total return on the Notes will vary based on the number of Coupon Observation Dates for which the Contingent Coupons are payable and may be less than the Contingent Coupon Rate, or even zero. Further, the return potential of the Notes is limited by the automatic call feature in that you will not receive any further payments after the Notes are called. Your Notes could be called as early as December 23, 2026, and your return could be minimal. If the Notes are not called, you may be exposed to the decline in the price of the Reference Stock even though you cannot participate in any potential appreciation in the price of the Reference Stock. In addition, if the Notes have not been previously called and if the price of the Reference Stock is less than the Initial Price, as the Maturity Date approaches and the remaining number of Coupon Observation Dates decreases, the Notes are less likely to be automatically called, as there will be a shorter period of time remaining for the price of the Reference Stock to increase to the Initial Price. As a result, the return on an investment in the Notes could be less than the return on a direct investment in securities represented by the Reference Stock.

♦	The Probability That the Reference Stock Will Fall Below the Downside Threshold on the Final Valuation Date Will Depend on the Volatility of the Reference Stock — “Volatility” of the Reference Stock refers to the frequency and magnitude of changes in its price. Greater expected volatility with respect to the Reference Stock reflects a higher expectation as of the Trade Date that the Reference Stock could close below its Coupon Barrier or Downside Threshold on a Coupon Observation Date, resulting in no Contingent Coupons payable on the Notes or even the loss of some or all of your investment. However, the Reference Stock's volatility can change significantly over the term of the Notes. The price of the Reference Stock could fall sharply, which could result in a significant loss of principal, and the non-payment of one or more Contingent Coupons.

♦	The Amount Payable on the Notes Is Not Linked to the Price of the Reference Stock at Any Time Other Than on the Coupon Observation Dates, Including the Final Valuation Date — The return on the Notes will be based on the Official Closing Price of the Reference Stock on the Coupon Observation Dates, subject to postponement for non-trading days and certain Market Disruption Events. Even if the price of the Reference Stock appreciates prior to the applicable Call Observation Date or Coupon Observation Date but then drops on that day to a price that is less than the Initial Price or Coupon Barrier, the Notes will not be called, the Contingent Coupon may not be payable, and the return on the Notes will be less, and may be significantly less, than it would have been had the Notes been linked to the price of the Reference Stock prior to such decrease. Although the actual price of the Reference Stock on the Maturity Date or at other times during the term of the Notes may be higher than its Official Closing Price on any Coupon Observation Date, the return on the Notes will be based solely on the Official Closing Price of the Reference Stock on the applicable Coupon Observation Dates, including the Final Valuation Date.

♦	You May Not Receive any Contingent Coupons — HSBC will not necessarily make periodic coupon payments on the Notes. If the Official Closing Price of the Reference Stock on a Coupon Observation Date is less than the Coupon Barrier, HSBC will not pay you the Contingent Coupon applicable to that Coupon Observation Date. If the Official Closing Price of the Reference Stock is less than the Coupon Barrier on each of the Coupon Observation Dates, HSBC will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes.

♦	No Assurance that the Return Strategy of the Notes Will Be Successful — While the Notes are structured to provide Contingent Coupons as long as the Official Closing Price of the Reference Stock on the relevant Coupon Observation Date does not decline below the Coupon Barrier, we cannot assure you of the economic environment during the term of the Notes, or at maturity. As a result, you may not receive a Contingent Coupon on any Coupon Payment Date, and you may lose some or all of your initial investment in the Notes.

♦	Reinvestment Risk — If your Notes are called early, the term of the Notes will be reduced and you will not receive any payment on the Notes after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs. The Notes may be called as early as approximately 3 months after issuance.

Risk Relating to the Reference Stock

♦	Single Stock Risk — The price of the Reference Stock can rise or fall sharply due to factors specific to that Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. For additional information about the Reference Stock and its issuer, please see “Information About the Reference Stock” in this free writing prospectus and the issuers’ SEC filings referred to in those sections.

General Risk Factors

♦	The Notes Are Subject to the Credit Risk of the Issuer – The Notes are senior unsecured debt obligations of the Issuer, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any repayment of principal at maturity or upon an automatic call, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

♦	The Estimated Initial Value of the Notes, Which Is Expected to Be Determined by Us on the Trade Date, Is Expected to Be Less Than the Price to Public and May Differ from the Market Value of the Notes in the Secondary Market, if Any – The Estimated Initial Value of the Notes will be calculated by us on the Trade Date and is expected to be less than the price to public. The Estimated Initial Value will reflect our and our affiliates’ internal funding rate, which is the borrowing rate paid to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

♦	The Price of Your Notes in the Secondary Market, if Any, Immediately After the Trade Date Is Expected to Be Less Than the Price to Public – The price to public takes into account certain costs. These costs will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, the underwriting discount and the costs associated with structuring and hedging our obligations under the Notes. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the price of the Reference Stock and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

♦	If One of Our Affiliates Were to Repurchase Your Notes Immediately After the Settlement Date, the Price You Receive May Be Higher Than the Estimated Initial Value of the Notes – Assuming that all relevant factors remain constant after the Settlement Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 6 months after the Settlement Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Settlement Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

♦	Lack of Liquidity – The Notes will not be listed on any securities exchange or quotation system. One of HSBC’s affiliates intends to offer to purchase the Notes in the secondary market, but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which one of HSBC’s affiliates is willing to buy the Notes, and therefore you may have to sell your Notes at a significant discount.

♦	Owning the Notes Is Not the Same as Owning the Reference Stock — The return on your Notes may not reflect the return you would realize if you actually owned the Reference Stock. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Reference Stock would have, unless you receive shares of that Reference Stock as payment on the Notes at maturity. Furthermore, the Reference Stock may appreciate substantially during the term of your Notes, and you will not participate in that appreciation.

♦	Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS Financial Services Inc. or Their Respective Affiliates — HSBC, UBS Financial Services Inc., and their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could affect the price of the Reference Stock, and therefore, the market value of the Notes.

♦	Potential HSBC and UBS Financial Services Inc. Impact on the Reference Stock – Trading or transactions by HSBC, UBS Financial Services Inc., or any of their respective affiliates in the Reference Stock or in futures, options, exchange-traded funds or other derivative products on the Reference Stock, may adversely affect the price of the Reference Stock, and, therefore, the market value of your Notes.

♦	Potential Conflicts of Interest — HSBC, UBS Financial Services Inc., or any of their respective affiliates may engage in business with the issuers of the Reference Stock, which may present a conflict between the obligations of HSBC or UBS Financial Services Inc., and you, as a holder of the Notes. HSBC, as the Calculation Agent, will determine on each applicable Coupon Observation Date whether the Contingent Coupon is to be paid, and whether the Notes are to be called, based on the Official Closing Price of the Reference Stock. The Calculation Agent can postpone the determination of the Official Closing Price on a Coupon Observation Date and the corresponding Coupon Payment Date or Call Settlement Date, as applicable, if a Market Disruption Event exists on that Coupon Observation Date. Furthermore, the Calculation Agent can postpone the determination of the Final Price and the Maturity Date if a Market Disruption Event occurs and is continuing on the Final Valuation Date.

♦	Economic and Market Factors Affecting the Terms and Market Price Prior to Maturity or Call — Because structured notes, including the Notes, can be thought of as having a debt and derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity or call. These factors include the price of the Reference Stock; the volatility of the Reference Stock; the dividend rate paid on the Reference Stock; the time remaining to the maturity of the Notes; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of HSBC. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦	The Notes Are Not Insured or Guaranteed by any Governmental Agency of the United States or any Other Jurisdiction – The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations when due, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

♦	There Is Limited Anti-dilution Protection – The Calculation Agent will adjust the Official Closing Price for certain events affecting the Reference Stock, such as stock splits and corporate actions. These adjustments may impact whether the Notes are called and the Payment at Maturity. The Calculation Agent is not required to make an adjustment for every corporate action which affects the Reference Stock. If an event occurs that does not require the Calculation Agent to adjust the price of the Reference Stock, the market price of the Notes, and the payments on the Notes, may be materially and adversely affected. See “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the accompanying stock-linked underlying supplement.

♦	In Some Circumstances, the Payment You Receive on the Notes May Be Based on the Stock of Another Company and Not the Reference Stock – Following certain corporate events relating to the issuer of the Reference Stock where such issuer is not the surviving entity, the amount of cash that you will receive on the Notes may be based on the stock of a successor to the Reference Stock issuer or any cash or any other assets distributed to holders of the Reference Stock in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the section “Additional Terms of the Notes—Merger Event and Tender Offer” beginning on page S-10 of the accompanying stock-linked underlying supplement.

♦	Uncertain Tax Treatment — There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one reasonable approach, the Notes should be treated as contingent income-bearing pre-paid executory contracts with respect to the Reference Stock. HSBC intends to treat the Notes consistent with this approach and pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts” in the accompanying prospectus supplement for the U.S. federal income tax considerations applicable to securities that are treated as contingent income-bearing pre-paid executory contracts.

In addition, the Notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and the underwriters will not make offers of the Notes to any such investor. If, however, a Note is transferred to a non-U.S. holder (as defined in the accompanying prospectus supplement) in the secondary market, because the tax treatment of the Contingent Coupons is unclear, such non-U.S. holder may be subject to 30% withholding tax applicable to any Contingent Coupon, subject to reduction or elimination by applicable treaty, unless income from such Contingent Coupon is effectively connected with your conduct of a trade or business within the United States. HSBC will not pay any additional amounts in respect of such withholding.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the accompanying prospectus supplement) of a Note is required to accrue income in respect of the Notes prior to the receipt of payments with respect to the Notes or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Notes as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the Notes could be subject to U.S. withholding tax in respect of the Notes. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Notes.

For a more complete discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “What Are the Tax Consequences of the Notes?” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Hypothetical Scenario Analysis and Examples at Maturity

The scenario analysis and examples below are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Reference Stock relative to the Initial Price. The hypothetical terms used below are not the actual terms. The actual terms will be set on the Trade Date and will be indicated on the cover of the applicable pricing supplement. We cannot predict the Final Price or the Official Closing Price of the Reference Stock on any Coupon Observation Date or Call Observation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Reference Stock. The numbers appearing in the examples below may have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity or upon earlier automatic call per $10.00 Note on a hypothetical offering of the Notes, based on the following assumptions:

Investment term:	Approximately 2 years (unless earlier called)
Hypothetical Initial Price:	$100.00
Contingent Coupon Rate:	15.00% per annum (or 3.75% per quarter)
Contingent Coupon:	$0.375 per quarter
Coupon Observation Dates:	Quarterly (callable commencing on the first Coupon Observation Date)
Hypothetical Coupon Barrier:	50.00 for each Underlying, which is 50.00% of its Hypothetical Initial Price
Hypothetical Downside Threshold:	50.00 for each Underlying, which is 50.00% of its Hypothetical Initial Price

Example 1 — Notes are Called on the First Call Observation Date, Which Corresponds to the First Coupon Observation Date

Date	Official Closing Price	Payment (per Note)

First Coupon Observation Date (and First Call Observation Date)	$120.00 (above Coupon Barrier and Initial Price)	$10.375 (Settlement Amount)

Total Payment: $10.375 (3.75% return)

Since the Notes are automatically called on the first Coupon Observation Date (which is the first Call Observation Date), HSBC will pay you on the Call Settlement Date a total of $10.375 per Note, reflecting your Principal Amount plus the applicable Contingent Coupon. No further amount will be owed to you under the Notes.

Example 2 — Notes are NOT Called and the Final Price Is at or Above the Coupon Barrier and Downside Threshold

Date	Official Closing Price	Payment (per Note)

First Coupon Observation Date (and First Call Observation Date)	$70.00 (above Coupon Barrier; below Initial Price)	$0.375 (Contingent Coupon) – Notes are not automatically called

Second through Seventh Coupon Observation Dates (Second through Seventh Call Observation Dates)	Various (below Coupon Barrier; below Initial Price)	$0.00 – Notes are not automatically called

Final Valuation Date	$70.00 (above Coupon Barrier and Downside Threshold; below Initial Price)	$10.375 (Payment at Maturity)

Total Payment: $10.75 (7.50% return)

At maturity, HSBC will pay you a total of $10.375 per Note, reflecting your Principal Amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payment of $0.375 received in respect of the first Coupon Observation Date, HSBC will have paid you a total of $10.75 per Note, for a 7.50%total return on the Notes.

Example 3 — Notes are NOT Called and the Final Price is below the Downside Threshold (and Coupon Barrier)

Date	Official Closing Price	Payment (per Note)

First Coupon Observation Date (and First Call Observation Date)	$70.00 (above Coupon Barrier; below Initial Price)	$0.375 (Contingent Coupon) – Notes are not automatically called

Second through Seventh Coupon Observation Dates (Second through Seventh Call Observation Dates)	Various (below its Coupon Barrier; below Initial Price)	$0.00 – Notes are not automatically called

Final Valuation Date	$40.00 (below Coupon Barrier, Downside Threshold and Initial Price)	$10.00 × (1 + Reference Stock Return) =$10.00 × (1 + -60%) =$10.00 -$6.00 =$4.00 (Payment at Maturity)

Total Payment: $4.375 (-56.25% return)

Since the Notes are not called and the Final Price is below the Downside Threshold, HSBC will pay you at maturity $4.00 per Note. In addition, the final Contingent Coupon will not be payable because the Final Price is also below the Coupon Barrier. When added to the Contingent Coupon payment of $0.375 received in respect of the first Coupon Observation Date, HSBC will have paid you $4.375 per Note, for a -56.25% total return on the Notes.

What Are the Tax Consequences of the Notes?

You should carefully consider, among other things, the matters set forth in the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the Notes. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. Under one reasonable approach, the Notes should be treated as contingent income-bearing pre-paid executory contracts with respect to the Reference Stock. HSBC intends to treat the Notes consistent with this approach, and pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to certain limitations described in the accompanying prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat the Notes in accordance with this approach. Pursuant to this approach, HSBC intends to treat any gain or loss upon maturity or an earlier sale, exchange or call as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to a Contingent Coupon) and your tax basis in the Note. Any such gain or loss will be long-term capital gain or loss if you have held the Note for more than one year at such time for U.S. federal income tax purposes. Your tax basis in a Note generally will equal your cost of the Note. In addition, the tax treatment of the Contingent Coupons is unclear. Although the tax treatment of the Contingent Coupons is unclear, HSBC intends to treat any Contingent Coupon paid by HSBC, including on the Maturity Date or upon automatic call, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts” in the accompanying prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as contingent income-bearing pre-paid executory contracts.

The Notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and the underwriters will not make offers of the Notes to any such investor. If, however, a Note is transferred to a non-U.S. holder in the secondary market, because the tax treatment of the Contingent Coupons is uncertain, the entire amount of the Contingent Coupons will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty), unless the income from such Contingent Coupon is effectively connected with your conduct of a trade or business within the United States. We will not pay any additional amounts in respect of such withholding. In order to claim an exemption from or a reduction in the 30% withholding tax, a non-U.S. holder of the Notes must comply with certification requirements to establish that it is not a U.S. person and is eligible for a reduction of, or an exemption from, withholding under an applicable tax treaty. If you are a non-U.S. holder, you should consult your tax advisors regarding the tax treatment of the Notes, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ materially and adversely from the treatment described above. For example, the Notes could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the accompanying prospectus supplement.

In Notice 2008-2, the IRS and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the accompanying prospectus supplement) of a Note is required to accrue income in respect of the Notes prior to the receipt of payments with respect to the Notes or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Notes as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder (as defined in the accompanying prospectus supplement) of the Notes could be subject to U.S. withholding tax in respect of the Notes. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Notes.

We will not attempt to ascertain whether the Reference Stock would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If the Reference Stock were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the Reference Stock and consult your tax advisor regarding the possible consequences to you if the Reference Stock is or becomes a PFIC or USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Stock or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Stock or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

Information About the Reference Stock

Palo Alto Networks, Inc.

Description of PANW

Palo Alto Networks, Inc. provides network security solutions. The Company offers firewalls that identify and control applications, scan content to stop threats, prevent data leakage, integrated application, user, and content visibility. Palo Alto Networks serves customers worldwide. The shares of common stock of the Company trade and are listed on the NASDAQ under the symbol "PANW."

Historical Information of PANW

The following graph sets forth the historical performance of the Reference Stock based on the daily historical Official Closing Price from October 25, 2021 through September 14, 2026. We obtained the Official Closing Prices below from the Bloomberg Professional® service (“Bloomberg”). The black line represents the hypothetical Coupon Barrier and hypothetical Downside Threshold, both of which are 50.00% of the Official Closing Price on September 14, 2026. The actual Downside Threshold and Coupon Barrier will be determined on the Trade Date and will be based on the Official Closing Price on the Trade Date. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg. The historical performance of the Underlying Stock should not be taken as an indication of its future performance, and no assurance can be given as to the price of the Underlying Stock at any time, including on the valuation date.

Source: Bloomberg

Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the accelerated payment due and payable at maturity in the same general manner as described herein, except that the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for the purposes of determining the Final Price and if a Contingent Coupon is payable. If a Market Disruption Event exists with respect to the Reference Stock on that scheduled trading day, then the accelerated Final Valuation Date for the Reference Stock will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to UBS Financial Services Inc. (the “Agent”). HSBC Securities (USA) Inc. will agree to sell to the Agent, and the Agent will agree to purchase, all of the Notes at the price to public less the underwriting discount indicated on the cover hereof. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. The Agent may allow a concession to its affiliates not in excess of the underwriting discount set forth on the cover hereof.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the Notes in the secondary market, but is not required to do so and may cease making such offers at any time. HSBC or its affiliate will enter into swap agreements or related hedge transactions with one of its other affiliates or unaffiliated counterparties, which may include UBS Financial Services Inc., in connection with the sale of the Notes and UBS Financial Services Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement related to this free writing prospectus in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Settlement Date set forth on the cover page of this document, which is more than one business day following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the Settlement Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-87 in the accompanying prospectus supplement.

Selling Restrictions

Peru

The contents of this document, any underlying product supplement, the MTN supplement, the prospectus and the Notes issued and traded thereunder, have not been reviewed nor authorised by the Capital Markets Superintendence (Superintendencia del Mercado de Valores, the "SMV") nor the Private Pension Funds, Banking and Insurance Superintendence (Superintendencia de Banca, Seguros y AFP, the "SBS"). Therefore, investors will not benefit from protection of any of the aforementioned regulatory authorities.

The Notes have not been and will not be registered with the Capital Markets Public Registry of the SMV nor the Lima Stock Exchange Registry ("RBVL") for their public offering in Peru under the Peruvian Capital Markets Law (Law N°861/ Supreme Decree N°020-2023-EF and the decrees and regulations thereunder.

Consequently, Notes may not be offered or sold, directly or indirectly, nor this document, any underlying product supplement, the MTN supplement, the prospectus or any other offering material relating to the Notes be distributed or caused to be distributed to the general public in Peru, unless the offering or selling of Notes comply with the Private Offer Exemptions (as defined below).

"Private Offer Exemptions" means an offer of Notes, where no Mass-marketing is used, and made:

(i)	exclusively to institutional investors; or

(ii)	where the minimum investment amount is greater than or equal to approximately USD 160,000 (either in a single transaction or in aggregate).

"Mass-marketing" means a marketing strategy utilizing mass distribution and mass media to offer, negotiate or distribute securities to the whole market. Mass media includes newspapers, magazines, radio, television, mail, meetings, social network, internet servers located in Peru, and other media or technology platforms.

Chile

Neither the Issuer nor the Notes have been registered with the Comisión para el Mercado Financiero pursuant to law no. 18,045 (the "Ley de Mercado de Valores") and regulations thereunder, therefore, they cannot be publicly offered in the Republic of Chile. Neither this document nor any underlying product supplement, the MTN supplement or the prospectus constitute an offer of, or an invitation to subscribe for or purchase the Notes in the Republic of Chile, other than to individually identified investors pursuant to a private offering within the meaning of article 4 of the Ley de Mercado de Valores (i.e. an offer that is not addressed to the public at large or to a certain sector or specific group of the public).

ESTA OFERTA PRIVADA SE INICIA EL DÍA DE ESTE DOCUMENTO Y SE ACOGE A LAS DISPOSICIONES DE LA NORMA DE CARÁCTER GENERAL Nº 336 DE LA SUPERINTENDENCIA DE VALORES Y SEGUROS (HOY, COMISIÓN PARA EL MERCADO FINANCIERO); ESTA OFERTA VERSA SOBRE VALORES NO INSCRITOS EN EL REGISTRO DE VALORES O EN EL REGISTRO DE VALORES EXTRANJEROS QUE LLEVA LA COMISIÓN PARA EL MERCADO FINANCIERO, POR LO QUE TALES VALORES NO ESTÁN SUJETOS A LA FISCALIZACIÓN DE ÉSTA; POR TRATAR DE VALORES NO INSCRITOS NO EXISTE LA OBLIGACIÓN POR PARTE DEL EMISOR DE ENTREGAR EN CHILE INFORMACIÓN PÚBLICA RESPECTO DE LOS VALORES SOBRE LOS QUE VERSA ESTA OFERTA; ESTOS VALORES NO PODRÁN SER OBJETO DE OFERTA PÚBLICA MIENTRAS NO SEAN INSCRITOS EN EL REGISTRO DE VALORES CORRESPONDIENTE.

Philippines

The Notes being offered or sold herein have not been registered with the Philippine Securities and Exchange Commission under the Securities Regulation Code of the Philippines ("SRC"). Any offer or sale thereof in the Philippines is prohibited unless the Notes have first been registered in accordance with the registration requirements of the SRC or such offer or sale qualifies as an exempt transaction.

Each of the following restrictions must be observed by Noteholders in relation to sales, transfers or disposals of all or any part of its legal or beneficial interests in the Notes or offers to do so:

(a)	To the extent that the Notes are offered, sold or distributed in the Philippines, the Noteholder, by purchasing the Notes, agrees for the benefit of the Issuer that the Notes may not be subsequently offered, sold, pledged or otherwise transferred except in compliance with Philippine laws and regulations (in addition to the laws of other jurisdictions, as applicable) and may be offered, sold or distributed only to "Qualified Buyers" as defined under Subsection 10.1(l) of the SRC.

(b)	No Noteholder shall sell, transfer or otherwise dispose of all or part of its legal or beneficial interests in the Notes to another person or persons nor offer to do so, unless such sale, transfer, disposal or offer is subject to the condition that such person(s) shall undertake to observe the restrictions set out herein.

Without limitation to paragraphs (a) and (b) above, each Noteholder shall observe all applicable laws and regulations in the Philippines in connection with the offer, sale, transfer or other disposition of all or any part of its legal or beneficial interests in the Notes or the distribution of any document or other material in connection therewith.

Israel and Paraguay

The Notes may not be sold to investors in either Israel or Paraguay.